Exhibit 99.1

Belden Announces Expiration and Final Results of Its Tender Offer for

Its 5.5% Senior Subordinated Notes due 2022 and Its Notice to Redeem Remaining Notes

July 6, 2017

ST. LOUIS – (BUSINESS WIRE) – Belden Inc. (NYSE: BDC) today announced the final results of its previously announced offer to purchase any and all of its outstanding 5.5% Senior Subordinated Notes due 2022 (CUSIP Nos. 077454 AF3 and U07461 AB9) (the “2022 Notes”), which commenced on June 27, 2017 and is described in the Offer to Purchase dated June 27, 2017 (the “Offer to Purchase”) and the related letter of transmittal. The tender offer expired at 5:00 p.m., New York City time, on July 5, 2017 (the “Expiration Time”).

On July 6, 2017 (the “Settlement Date”), Belden announced that it had received tenders from holders of $581,143,000 aggregate principal amount, representing approximately 83.02% of the aggregate principal outstanding of the 2022 Notes, as of the Expiration Time. The aforementioned amounts exclude $2.156 million of aggregate principal amount of the 2022 Notes that remain subject to guaranteed delivery procedures.

Belden also announced that it will issue a notice of redemption later today with respect to all of its outstanding 2022 Notes not tendered in the tender offer. The redemption of the remaining 2022 Notes is scheduled to occur on August 7, 2017. The redemption price will be a “make-whole” redemption price calculated in accordance with the indenture governing the 2022 Notes, based on specified treasury rates that will be determined prior to the redemption date.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the 2022 Notes.

About Belden

Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia.

Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Belden believes that the expectations reflected in the forward-looking statements are reasonable, Belden can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance and other factors, as discussed in filings with the Securities and Exchange Commission (“SEC”). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including Belden’s Annual Report on Form 10-K for the year ended December 31, 2016. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Belden does not undertake any duty to update any forward-looking statement except as required by law.

Source: Belden Inc.

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com